SPARROW GROWTH FUND

CLASS C PLAN OF DISTRIBUTION

PURSUANT TO RULE 12b-1

ADOPTED AUGUST 30, 2000

AMENDED JULY 27, 2006

WHEREAS, Sparrow Funds, an Ohio business trust (the “Trust”), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest without par value (the “Shares”), which may be divided into one or more series of Shares; and

WHEREAS, the Trust currently has one series, Sparrow Growth Fund (the “Fund”); and

WHEREAS, the Fund currently offers two classes of Shares, Class A and Class C; and

WHEREAS, the Trustees of the Trust as a whole, and the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the “Qualified Trustees”), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the Class C shareholders of the Fund, have approved this Plan by votes cast in person at a meeting called for the purpose of voting hereon and on any agreements related hereto.

NOW THEREFORE, the Trust hereby adopts this Plan for the Class C Shares of the Fund, in accordance with Rule 12b-1 under the 1940 Act, on the following terms and conditions:

1.          Distribution Activities. Subject to the supervision of the Trustees of the Trust, the Fund may, directly or indirectly, engage in any activities related to the distribution of Class C Shares of the Fund, which activities may include, but are not limited to, the following:

(a)         payments, including incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisors and other industry professionals (collectively, (“Financial Intermediaries”) that are engaged in the sale of Class C Shares, or that may be advising shareholders of the Fund regarding the purchase, sale or retention of Class C Shares;

(b)      expenses of maintaining personnel (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who engage in or support distribution of Class C Shares;

(c)       costs of preparing, printing and distributing prospectuses and statements of additional information and reports of the Fund for recipients other than existing shareholders of the Fund;

(d)        costs of formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising;

(e)	costs of preparing, printing and distributing sales literature;

(f)          costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as the Fund may, from time to time, deem advisable; and

(g)	costs of implementing and operating this Plan.

The Fund is authorized to engage in the activities listed above, and in any other activities related to the distribution of Class C Shares, either directly or through other persons with which the Fund has entered into agreements related to this Plan.

2.         Distribution Fees. The Fund will pay the Fund’s investment adviser (“the Adviser”) an annual fee for the Adviser’s services in connection with the sales and promotion of the Fund, including its expenses in connection therewith (collectively, “Distribution Expenses”). The annual fee paid to the Adviser under this Plan will be calculated daily and paid monthly by the Fund on the first day of each month at an annual rate of 0.75% of the average daily net assets of the Class C shares of the Fund. Payments received by the Adviser pursuant to this Plan are in addition to fees paid by the Fund pursuant to the Management Agreement.

3.          Service Fees. In addition to the payments provided for in Section 2 and in order to further enhance the distribution of the Fund’s Class C Shares, the Fund shall pay the Adviser a rate of 0.25% of the average daily net assets of the Class C Shares of the Fund for providing shareholder support services directly, or as reimbursement for payments made for Financial Intermediaries that (a) hold Class C Shares for shareholders in omnibus accounts or as shareholders of record or provide shareholder support or administrative services to the Fund and its shareholders or (b) render shareholder support services not otherwise provided by the Trust’s transfer agent, including, but not limited to, allocated overhead, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Fundt, processing shareholder transactions, and providing such other shareholder services as the Trust may reasonably request. If the NASD adopts a definition of “service fees” for purposes of Section 26(d) of the Rules of Fair Practice of the NASD (or any successor to such rule)

that differs from the definition of service fees hereunder, the definition of service fees hereunder shall be automatically amended, without further action of the parties, to conform to such NASD definition.

4.          Payments. The Adviser may pay some or all of the 12b-1 fees described in Section 2 and Section 3 above to Financial Institutions as compensation for providing distribution-related services and/or for performing certain shareholder support services and administrative servicing functions for the Fund's Class C shareholders. The Adviser typically will retain all of the 12b-1 fees accrued and collected from a shareholder's account during the first 12 months after the initial purchase of Class C shares by such shareholder; the first payment of 12b-1 fees by the Adviser to a Financial Institution typically will not begin until the 13th month after Class C shares are purchased.

5.	Term and Termination.

(a)         This Plan shall become effective upon the first issuance of Class C shares.

(b)        Unless terminated as herein provided, this Plan shall continue in effect for one year from the effective date and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both (i) the Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such approval.

(c)       This Plan may be terminated at any time by the vote of a majority of the Trustees of the Trust or by vote of a majority (as defined in the 1940 Act) of shareholders holding outstanding Class C shares of the Fund. If this Plan is terminated, the Fund will not be required to make any payments for expenses incurred after the date of termination.

6.          Amendments. All material amendments to this Plan must be approved in the manner provided for annual renewal of this Plan in Section 5(b) hereof. In addition, this Plan may not be amended to increase materially the amount of expenditures provided for in Sections 2 and 3 hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities of the Class C Shares of the Fund (as defined in the 1940 Act). Any such amendment to this Plan shall become effective as of the date that notice of the amendment is filed with the Securities and Exchange Commission in a supplement to the Fund's prospectus and/or statement of additional information, as applicable.

7.         Selection and Nomination of Trustees. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the 1940 Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust.

8.          Quarterly Reports. The Adviser shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

9.         Recordkeeping. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 8 hereof, for a period of not less than six years from the date of this Plan, the agreements or such reports, as the case may be, the first two years in an easily accessible place.

10.       Limitation of Liability. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of the State of Ohio and notice is hereby given that this Plan is executed on behalf of the Trustees of the Trust as trustees and not individually and that the obligations of this instrument are not binding upon the Trustees, the shareholders of the Fund individually or the assets or property of any other series of the Trust, but are binding only upon the assets and property of the Fund.